Number

Shares

MOGO!

INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE
100,000,000 AUTHORIZED SHARES OF $.0001 PAR VALUE COMMON STOCK

Mobile Global eSports, Inc.

This Certifies that____________________________is the registered holder of ____________________Shares transferable only on the books of the Corporation by the holder hereof in person or by Attorney upon surrender of this Certificate properly endorsed.

In Witness Whereof, the said Corporation has caused this Certificate to be signed by its duly authorized officers.

this________ day of ___________ 2021

CEO, Dave Pross

Director, James Knopf